(LETTERHEAD OF VALLEY FORGE LIFE INSURANCE COMPANY)



December 28, 2006


Board of Directors
Valley Forge Life Insurance Company
175 King Street
Armonk, NY  10504


To the Board of Directors:

In my capacity as Vice President and Compliance Manager of Valley Forge Life Insurance Company (the "Company"), I have supervised the preparation of the registration statement on Form N-4 of the Variable Annuity Fund I of Southwestern Life (the "Account"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. Such registration statement describes certain group variable annuity contracts, certificates and individual contracts which will participate in the Account.

I am of the following opinion:

1. The Company has been duly organized under the laws of the State of Indiana and is a validly existing corporation.

2. The variable annuity contracts, which have been issued in accordance with the prospectus contained in the aforesaid registration statement and upon compliance with applicable law, are legal and binding obligations of the Company in accordance with their terms.

3. The Account is duly created and validly existing as a separate account of the Company pursuant to state law.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to aforesaid registration statement and to the reference to me under the caption "Legal Opinions" in the Statement of Additional Information contained in said registration statement.

Very truly yours,


/s/MARGARET ASHBRIDGE
------------------------
Margaret Ashbridge
Vice President